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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
TriMas Corporation

        We consent to the use of our report dated March 31, 2006, except as to the effects of segment classification discussed in note 19 for which the date is July 28, 2006, and as to the effects of discontinued operations discussed in note 5, for which the date is September 15, 2006, with respect to the consolidated balance sheets of TriMas Corporation as of December 31, 2005 and 2004 and the related consolidated statements of operations, cash flows and shareholders' equity and Metaldyne Corporation net investment and advances for each of the years in the three-year period ended December 31, 2005, and our report dated March 31, 2006 with respect to the related financial statement schedule, included herein, and to the references to our firm under the heading "Experts", "Summary Financial Data", and "Selected Historical Financial Data" in the prospectus.

        The audit report covering the December 31, 2005 financial statements refers to a change in the method of accounting for conditional asset retirement obligations pursuant to FASB Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations.

/s/ KPMG LLP Detroit, Michigan October 13, 2006

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Consent of Independent Registered Public Accounting Firm